                                                                   EXHIBIT 10.20
                                August 20, 1996


Mr. Richard A. Hansen, President
Pennsylvania Merchant Group Ltd
Suite 390, Fidelity Court
259 Radnor-Chester Road
Radnor, Pennsylvania 19087-5257

Dear Mr. Hansen:

     We are pleased to confirm our discussions with you concerning the termination of our letter agreement with you dated February 28, 1996, as amended by our letter agreement dated May 6, 1996 (such letter, as amended, being referred to hereinafter as the "Engagement Letter"). Terms capitalized herein shall have the same meaning ascribed to them in the Engagement Letter.

     1.   Termination of Offering.  The Company and PMG acknowledge that the
          -----------------------
Offering size was increased from $10.0 million to $10.5 million and that the final closing of the Offering was held on June 28, 1996.

     2.   Termination of Engagement Letter.  PMG and the Company agree that the
          --------------------------------
Engagement Letter is hereby terminated and shall be of no further force or effect, except only for the obligation of the Company thereunder to indemnify PMG.

     3.   Additional Warrants.  In consideration of the termination and
          -------------------
extinguishment of all rights of PMG under the Engagement Letter, except for its right to indemnification, the Company shall pay to PMG upon the execution of this letter additional warrants to purchase 56,250 shares of Common Stock of the Company on the same terms as those warrants to purchase Common Stock of the Company previously issued to PMG pursuant to the terms of the Engagement Letter (an amount which, when combined with all such previously issued warrants under the Engagement Letter, will entitle PMG to purchase an aggregate of 100,000 shares of Common Stock of the Company), subject to the provisions of the following paragraph.

     4.   Knickerbocker Claims.  PMG acknowledges its understanding that the
          --------------------
Company may be obligated to pay to Knickerbocker Securities, Inc. ("Knickerbocker") certain consideration in connection with any sales of Common Stock of the Company pursuant to the Offering to persons initially introduced to the Company by Knickerbocker. PMG undertakes to deal with Knickerbocker to (a) determine those investors in the Offering with respect to whom the Company may owe consideration to Knickerbocker and to settle any such obligation of the Company to

Mr. Richard A. Hansen, President
August 20, 1996
Page 2


Knickerbocker out of consideration previously paid by the Company to PMG up to a maximum of one-half of the commissions paid by the Company to PMG in connection with sales pursuant to the Offering to those investors with respect to whom Knickerbocker may also be entitled to commissions. The Company will be responsible for any additional amount and any warrants which may be payable or issuable to Knickerbocker with respect to the Offering.

     5.   Investor Agreements.  PMG agrees to use its best efforts to secure
          -------------------
such agreements and/or waivers from investors in the Offering as maybe necessary in the reasonable judgment of the Company to facilitate an initial public offering through reputable underwriters, including assisting the Company in securing lock-up agreements for a minimum of 180 days following the offering in the customary form from those investors in the Offering identified by the Company and securing from holders of at least a majority of the shares acquired by investors in the Offering a waiver or termination of the requirement upon the Company to file a "Shelf Registration" pursuant to Section 2.2 of the Registration Rights Agreement entered into between the Company and each such investor in connection with the Offering.

     6.   Amendment; Governing Law.  This letter agreement may not be amended or
          ------------------------
modified except in writing and shall be governed by and construed in accordance with laws of the Commonwealth of Pennsylvania.

     If the foregoing correctly sets forth our understanding, please so indicate by signing and returning to me the enclosed copy of this letter.

                                   Sincerely,

                                   ACCENT COLOR SCIENCES, INC.



                                   By___________________________
                                      Richard J. Coburn,
                                      Chairman and Chief Executive Officer

Accepted and agreed to this ___ day of August, 1996.

                                   PENNSYLVANIA MERCHANT GROUP LTD



                                   By_________________________
                                     Richard A. Hansen,
                                     President